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                                                                 Exhibit (d)(23)

                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

      This AMENDMENT NO. 1, dated the 1st day of March, 2004, is made by and between ABN AMRO FUNDS, a Delaware statutory trust (the "Trust") on behalf of ABN AMRO Investment Grade Bond Fund (the "Fund"), and ABN AMRO ASSET MANAGEMENT, INC. (the "Adviser").

                                WITNESSETH THAT:

      WHEREAS, the Trust has entered into an Investment Advisory Agreement (the "Agreement") with the Adviser, dated June 17, 2002, wherein the Trust retains the Adviser to render investment advisory services to the Fund, and the Adviser agrees to furnish such services to the Fund; and

      WHEREAS, the Trust and the Adviser wish to amend the Agreement to decrease the compensation payable to the Adviser under the Agreement.

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund and the Adviser to amend Section 4 of the Investment Advisory Agreement as follows:

      4. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Section 2 and 3 of this Agreement, the Fund shall pay to the Adviser within five business days after the end of each calendar month a monthly fee of one-twelfth of 0.50% of the Fund's average daily net assets for that month.

            In the event of termination of this Agreement, the fee provided in this Section 4 shall be paid on a pro-rata basis, based on the number of days during which this Agreement was in effect.

      Except as set forth above, the Agreement shall remain unchanged and in full force and in effect and is hereby ratified and confirmed in all respects as amended.

      This Amendment shall take effect upon the day and month first written above.

      IN WITNESS WHEREOF, the Trust and Adviser hereto have caused this Amendment to be signed by their duly authorized officers of the day and month first written above.

                                         ABN AMRO FUNDS for
                                         ABN AMRO ABN AMRO INVESTMENT GRADE BOND
                                         FUND

                                         By: /s/ Gerald Dillenburg /s/
                                             -----------------------------------
                                         Title: C.O.O.

                                         ABN AMRO ASSET MANAGEMENT, INC.

                                         By: /s/ Seymour A. Newman /s/
                                           -------------------------------------
                                         Title: C.F.O.